EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings

CORYDON, Ind., Oct. 18, 2019 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:  FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $2.9 million or $0.87 per diluted share for the quarter ended September 30, 2019, compared to $2.5 million or $0.76 per diluted share for the quarter ended September 30, 2018.  The increase was primarily due to increases in net interest income after provision for loan losses and noninterest income partially offset by an increase in noninterest expense.

Net interest income after provision for loan losses increased $938,000 for the quarter ended September 30, 2019 as compared to the same period in 2018.  Interest income increased $787,000 when comparing the periods due to increases in the average tax-equivalent yield on interest-earning assets from 4.08% for the third quarter of 2018 to 4.35% for the third quarter of 2019 and the average balance of interest-earning assets from $739.4 million for the third quarter of 2018 to $766.9 million for the third quarter of 2019.  Interest expense increased $79,000 when comparing the periods due to increases in the average balance of interest-bearing liabilities from $554.9 million for the third quarter of 2018 to $567.7 million for the third quarter of 2019 and the average cost of interest-bearing liabilities from 0.31% to 0.35% when comparing the same two periods.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent interest rate spread increased from 3.77% for the quarter ended September 30, 2018 to 4.00% for the same period in 2019.

Based on management’s analysis of the allowance for loan losses, the provision for loan losses decreased from $455,000 for the quarter ended September 30, 2018 to $225,000 for the quarter ended September 30, 2019.  The Bank recognized net charge-offs of $95,000 for the quarter ended September 30, 2019 compared to $143,000 for the same period in 2018.

Noninterest income increased $135,000 for the quarter ended September 30, 2019 as compared to the same period in 2018 primarily due to a $102,000 increase in ATM and debit card fees.

Noninterest expense increased $675,000 for the quarter ended September 30, 2019 as compared to the same period in 2018, due primarily to increases in compensation and benefits expense of $500,000 and net losses on foreclosed real estate of $192,000 partially offset by a decrease in other expenses of $109,000.

Income tax expense increased $7,000 for the third quarter of 2019 as compared to the third quarter of 2018 which resulted in a decrease in the effective tax rate from 17.3% for the quarter ended September 30, 2018 to 15.5% for the same period in 2019.

For the nine months ended September 30, 2019, the Company reported net income of $7.9 million or $2.37 per diluted share compared to net income of $6.8 million or $2.03 per diluted share for the same period in 2018.

Net interest income after provision for loan losses increased $2.5 million for the nine months ended September 30, 2019 compared to the same period in 2018.  Interest income increased $2.8 million when comparing the two periods, due to increases in the average balance of interest-earning assets from $726.3 million for the nine months ended September 30, 2018 to $758.3 million for the same period in 2019 and the average tax-equivalent yield on interest-earning assets from 3.96% for the nine months ended September 30, 2018 to 4.30% for the same period in 2019.  Interest expense increased $289,000 as the average cost of interest-bearing liabilities increased from 0.28% for the nine months ended September 30, 2018 to 0.34% for the same period in 2019 and the average balance of interest-bearing liabilities increased from $550.3 million for the nine months ended September 30, 2018 to $566.5 million for the same period in 2019. As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent interest rate spread increased from 3.68% for the nine months ended September 30, 2018 to 3.96% for the nine months ended September 30, 2019.

Based on management’s analysis of the allowance for loan losses, the provision for loan losses increased from $968,000 for the nine months ended September 30, 2018 to $975,000 for the nine months ended September 30, 2019.  The Bank recognized net charge-offs of $423,000 for the nine months ended September 30, 2018 compared to $301,000 for the same period in 2019.

Noninterest income increased $146,000 for the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018.  The increase was primarily due to increases in ATM and debit card fees and unrealized gains on equity securities of $235,000 and $108,000, respectively, when comparing the two periods, partially offset by decreases of $79,000 and $74,000 in gains on the sale of loans and service charges on deposit accounts, respectively.

Noninterest expenses increased $1.2 million for the nine months ended September 30, 2019 as compared to the same period in 2018, primarily due to increases in compensation and benefit expense of $914,000 and data processing expense of $268,000 when comparing the two periods.  This was partially offset by a decrease in other noninterest expense of $83,000.

Income tax expense increased $369,000 for the nine months ended September 30, 2019 as compared to the same period in 2018 resulting in an effective tax rate of 16.3% for the nine months ended September 30, 2019, compared to 14.8% for the same period in 2018.  The increase in the effective tax rate is primarily due to an increase in taxable income and a reduction in benefits from a tax credit entity.

Total assets increased $29.1 million to $823.3 million at September 30, 2019 from $794.2 million at December 31, 2018.  Net loans receivable increased $33.4 million from December 31, 2018 to September 30, 2019.  Deposits increased $17.7 million to $719.4 million at September 30, 2019 due primarily to increases in both noninterest-bearing and interest-bearing demand deposits.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $6.9 million at December 31, 2018 to $3.3 million at September 30, 2019 due primarily to the sales of foreclosed real estate during the quarter ended September 30, 2019.

At September 30, 2019, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has eighteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com.  The Bank offers non-FDIC insured investments to complement its offering of traditional banking products and services through its business arrangement with LPL Financial LLC (“LPL”), member SIPC.  For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
OPERATING DATA	2019	2018	2019	2018
(Dollars in thousands, except per share data)

Total interest income	$24,097	$21,260	$8,220	$7,433
Total interest expense	1,450	1,161	503	424
Net interest income	22,647	20,099	7,717	7,009
Provision for loan losses	975	968	225	455
Net interest income after provision for loan losses	21,672	19,131	7,492	6,554

Total non-interest income	5,106	4,960	1,833	1,698
Total non-interest expense	17,299	16,146	5,870	5,195
Income before income taxes	9,479	7,945	3,455	3,057
Income tax expense	1,547	1,178	537	530
Net income	7,932	6,767	2,918	2,527
Less net income attributable to the noncontrolling interest	10	10	3	3
Net income attributable to First Capital, Inc.	$7,922	$6,757	$2,915	$2,524

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$2.38	$2.03	$0.87	$0.76

Diluted	$2.37	$2.03	$0.87	$0.76

Weighted average common shares outstanding:
Basic	3,331,854	3,327,710	3,335,816	3,329,833

Diluted	3,343,176	3,333,530	3,344,322	3,334,804

OTHER FINANCIAL DATA

Cash dividends per share	$0.71	$0.69	$0.24	$0.23
Return on average assets (annualized) (1)	1.30%	1.16%	1.42%	1.28%
Return on average equity (annualized) (1)	11.61%	11.22%	12.19%	12.42%
Net interest margin (tax-equivalent basis)	4.04%	3.75%	4.09%	3.85%
Interest rate spread (tax-equivalent basis)	3.96%	3.68%	4.00%	3.77%
Net overhead expense as a percentage
of average assets (annualized) (1)	2.84%	2.78%	2.85%	2.64%

	September 30,	December 31,
BALANCE SHEET INFORMATION	2019	2018

Cash and cash equivalents	$43,458	$41,112
Interest-bearing time deposits	7,380	7,710
Investment securities	255,028	261,841
Gross loans	472,433	438,325
Allowance for loan losses	4,739	4,065
Earning assets	761,606	732,366
Total assets	823,344	794,162
Deposits	719,392	701,646
Stockholders' equity, net of noncontrolling interest	96,892	85,844
Non-performing assets:
Nonaccrual loans	1,825	3,055
Accruing loans past due 90 days	15	2
Foreclosed real estate	-	3,142
Troubled debt restructurings on accrual status	1,467	703
Regulatory capital ratios (Bank only):
Tier 1 - average total assets	9.93%	9.57%
Tier 1 - risk based assets	14.05%	13.87%
Total risk-based	14.88%	14.62%

(1) See reconciliation of GAAP and non-GAAP financial measures for additional information relating to the calculation of this item.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance. Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of the Company's ongoing operations. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Return on average assets before annualization	0.98%	0.87%	0.36%	0.32%
Annualization factor	1.33	1.33	4.00	4.00
Annualized return on average assets	1.30%	1.16%	1.42%	1.28%

Return on average equity before annualization	8.71%	8.42%	3.05%	3.11%
Annualization factor	1.33	1.33	4.00	4.00
Annualized return on average equity	11.61%	11.22%	12.19%	12.42%

Net overhead expense as a % of average assets before
annualization	2.13%	2.09%	0.71%	0.66%
Annualization factor	1.33	1.33	4.00	4.00
Annualized net overhead expense as a % of average assets	2.84%	2.78%	2.85%	2.64%